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                                                 For More Information:
                                                 James N. Borum
                                                 Thomas C. Deas, Jr.
                                                 (610) 687-5253


                   AIRGAS, INC. COMMENTS ON SECOND QUARTER
                              EARNINGS ESTIMATES

RADNOR, PA, OCTOBER 7, 1997 - Airgas, Inc. (NYSE: ARG) said today that it will report significantly higher after-tax cash flow per share for the second quarter as a result of non-recurring gains on the sale of a non-core business and a partial recovery of refrigerant losses, but that after-tax cash flow per share from ongoing operations will be slightly below analysts' expectations principally because of flat August sales. The company said that the UPS strike had a direct adverse effect on Airgas' shipments to customers and distribution expense and other indirect effects, including slowdowns in our customers' business.

Peter McCausland, Airgas' Chairman and Chief Executive Officer, said, "Our Distribution Group achieved sales growth of 4% for the period April through July, but August sales were flat. September rebounded to a sales growth rate of 5%, which tends to confirm our view on the UPS strike, but we did not recoup the lost August sales. As a result, we expect after-tax cash flow per share from ongoing operations will be approximately 10% above the same period a year ago and earnings per share from ongoing operations will be slightly below the $.17 per share reported for last year."

"While our August sales performance was a disappointment, we hope to sustain and even accelerate the September sales growth rate for the balance of the year. However, if the sales rebound does not continue, we must view more cautiously the outlook for the balance of the year and will take steps to achieve further cost reductions."

Airgas said it expects to report results for its second quarter on October 23, 1997.

The Airgas Board of Directors has approved the repurchase of up to an additional 2,000,000 shares of common stock from time to time to offset share issuances for stock options, the Employee Stock Purchase Plan, and acquisitions. Together with previously granted authority, this increases the total repurchase program to a potential 2,646,000 shares.

Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in North America. Its distributor network includes approximately 640 locations in 41 states, Canada and Mexico. Airgas can be visited on the Internet at http://www.airgas.com.



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